STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

Bear Stearns ARM Trust 2006-3
Mortgage Pass-Through Certificates, Series 2006-3

TERMS AGREEMENT

Dated: as of May 31, 2006

To: STRUCTURED ASSET MORTGAGE INVESTMENTS II INC.

Re: Underwriting Agreement dated May 12, 2006

Underwriter: Bear, Stearns & Co. Inc.

Series Designation: Series 2006-3.

Class Designation Schedule of the Certificates: Class A-1 and Class A-2.

Terms of the Certificates:

Class	Original Principal Amount	Interest Rate
Class A-1	$297,003,153	Variable
Class A-2	$ 8,930,884	Variable

The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in negotiated transactions at varying prices to be determined at the time of sale.

Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling Agreement, dated as of May 31, 2006, among Structured Asset Mortgage Investments II Inc., as depositor, U.S. Bank National Association, as trustee, and Wells Fargo Bank N.A., as securities administrator.

Form of Certificates Being Purchased by the Underwriter: Book-Entry.

Distribution Dates: The 25th day of each month or, if such 25th day is not a business day, the next succeeding business day beginning on June 26, 2006.

Certificate Rating for the Certificates Being Purchased by the Underwriters:

Ratings
Class	Fitch	Moody’s
Class A-1	AAA	Aaa
Class A-2	AAA	Aaa

Trust Assets: The underlying certificate to be included in the Trust Fund is as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $_____*_______ (plus $______*_______ in accrued interest).

Credit Enhancement: None other than the subordination described in the related Prospectus Supplement.

Closing Date: May 31, 2006.

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By: /s/ Matthew Perkins
Name: Matthew Perkins
Title: Senior Managing  Director

Accepted:

STRUCTURED ASSET MORTGAGE
INVESTMENTS II INC.

By: /s/ Baron Silverstein
Name: Baron Silverstein
Title: Vice President

Annex A

UNDERLYING CERTIFICATE

Full Name of Series	Initial Principal Balance	Current Principal Balance	Class % in Trust
Wells Fargo Mortgage Backed Securities 2006-AR6 Trust, Mortgage Pass-Through Certificates, Series 2006-AR6, Class VII-A-1	$768,781,000.00	$761,101,272.45	40.1962324954723%